Exhibit 99.1

Carbylan Therapeutics Announces First Quarter 2015 Financial Results

Palo Alto, Calif., May 19, 2015 - Carbylan® Therapeutics (Nasdaq:CBYL), a specialty pharmaceutical company focused on the development of novel and proprietary combination therapies for pain associated with osteoarthritis (OA), today announced financial results for the first quarter ended March 31, 2015.

David Renzi, President and CEO of Carbylan Therapeutics commented, “This is a very exciting time for Carbylan, as we recently entered the public markets through an initial public offering, which generated net proceeds of approximately $66.1 million. With this new capital, we believe that we are optimally positioned to execute on our key near- and longer-term strategic initiatives, as we continue to advance our lead product candidate, Hydros-TA, through Phase III clinical trials.”

First Quarter 2015 Financial Results

Research and development expenses were $3.9 million for the first quarter of 2015, compared to $1.4 million for the same period in 2014. The increase was primarily attributable to an increase in regulatory, clinical development and manufacturing expenses related to our ongoing Phase III clinical trial, COR1.1, as well as our anticipated second Phase III clinical trial, COR1.2.

General and administrative expenses were $1.0 million for the first quarter of 2015, compared to $0.4 million for the same period in 2014. The increase was primarily attributable to increased headcount and professional service fees.

Net loss for the first quarter of 2015 was $5.2 million, or $(7.38) per share, basic and diluted, compared to $2.0 million, or $(4.39) per share, basic and diluted for the first quarter of 2014.

As of March 31, 2015, the Company had cash and cash equivalents of approximately $3.2 million. Based on current operating levels, the company expects that existing cash, cash equivalents and short-term investments, including approximately $66.1 million in net proceeds received from the April 2015 initial public offering, will be sufficient to fund operations into 2016.

About Carbylan Therapeutics

Carbylan is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet clinical needs. The Company’s lead product candidate, Hydros-TA, is a proprietary, cross-linked combination of low dose corticosteroid and novel hyaluronic acid viscosupplement. Currently enrolling patients in its first Phase III clinical trial, Hydros-TA is designed to provide both rapid and sustained osteoarthritis pain relief via a single intra-articular injection.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Carbylan Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding Carbylan’s ability to successfully execute on its near and longer-term strategic initiatives, the timing and success of anticipated clinical and regulatory milestones and the ability of Carbylan to commercialize novel and proprietary combination therapies that address significant unmet clinical needs. Such forward-looking statements involve substantial risks and uncertainties that could cause Carbylan’s future results to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing and success of regulatory filings and other matters that could affect the availability or commercial potential of Carbylan’s drug candidates. Carbylan Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Carbylan’s prospectus filed with the Securities and Exchange Commission on April 8, 2015, and its future periodic reports to be filed with the Securities and Exchange Commission.

CARBYLAN THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2015	December 31, 2014 (1)
	(Unaudited)
Assets
Cash and cash equivalents	$3,181	$3,897
Prepaid expenses and other assets	4,531	2,747
Total Assets	$7,712	$6,644
Liabilities Convertible Preferred Stock and Stockholders’ Equity
Accounts payable and accrued expenses	$4,377	$2,629
Loan payable	4,479	4,435
Derivative and preferred stock warrant liability	2,636	1,958
Deferred revenue and rent	109	116
Convertible promissory notes	5,524	2,131
Stockholders’ deficit	(48,969)	(44,181)
Total liabilities, convertible preferred stock and stockholders’ equity	$7,712	$6,644

(1)	Derived from the audited financial statements for the year ended December 31, 2014, included in the prospectus filed with the Securities and Exchange Commission on April 8, 2015.

CARBYLAN THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Revenues:
Licensing revenue	$7	$6
Operating expenses:
Research and development	3,902	1,425
General and administrative	1,006	437
Loss from operations	(4,901)	(1,856)
Interest expense	(836)	(80)
Other income (expense), net	553	(79)
Total other income (expense)	(283)	(159)
Net loss and comprehensive loss	$(5,184)	$(2,015)
Net loss per share, basic and diluted	$(7.38)	$(4.39)
Weighted average common shares outstanding, basic and diluted	701,980	459,286

Contacts

The Ruth Group

David Burke/Lee Roth

646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com